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August 5, 1999

                                   K2 Inc. (NYSE:KTO) announces
                                   definitive agreement to sell
                                   Simplex building products division



     Los Angeles, California -- August 5, 1999 - K2 Inc. (NYSE:KTO) today announced that it has signed a definitive agreement to sell its Simplex products division to an affiliate of Callier Interests, a private equity group. The transaction is priced at approximately $32 million in cash plus a performance-based payment of up to $3 million, all subject to final adjustment.

     Completion of the sale is subject to several contingencies, including the buyer's ability to obtain adequate financing. The transaction is expected to close within 60 days.

     K2 has accounted for Simplex as a discontinued operation since September 30, 1998. For the six months ended June 30, 1999, K2 reported income from continuing operations of $10.2 million or $.62 per diluted share and income from discontinued operations of $1.0 million or $.06 per diluted share.

     K2 Inc. is a leading designer, manufacturer and marketer of brand name sporting goods, other recreational and industrial products. The Company's sporting goods products include well-known names such as K2 and OLIN alpine skis, K2 SNOWBOARDS, BOOTS AND BINDINGS, K2 in-line skates, STEARNS sports equipment, SHAKESPEARE fishing tackle, K2 bikes, AND DANA DESIGN backpacks. K2's other recreational products include Planet Earth skateboards, Adio skateboard shoes and HILTON active apparel. K2's industrial products include SHAKESPEARE extruded monofilaments, marine antennas and fiberglass light poles.

     This news release contains forward-looking statements based on K2's current expectations about completing the transaction. Words such as "should," "expects" and "believes" and similar expressions are intended as forward-looking statements. These statements are not guarantees of final performance under the contract and are subject to the contingencies noted above.

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